Exhibit 99

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: JANUARY 25, 2007		(513) 793-3200

LSI INDUSTRIES INC. RELEASES HIGHER OPERATING RESULTS
FOR THE SECOND QUARTER ENDED DECEMBER 31, 2006, AND
DECLARES REGULAR QUARTERLY CASH DIVIDEND

Cincinnati, OH; January 25, 2007 - LSI Industries Inc. (Nasdaq:LYTS) today:

•	reported second quarter record net sales of $81,640,000, an increase of 11% over the same period of the prior fiscal year;

•	reported second quarter record net income of $5,035,000, an increase of 29% over the same period of the prior fiscal year;

•	reported second quarter diluted per share earnings of $0.23, an increase of 21% over the same period of the prior fiscal year;

•
declared a regular cash dividend of $0.13 per share (indicated annual rate of $0.52 per share), an 8% increase over the regular quarterly rate of the prior fiscal year and the fourteenth increase since 1989.

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended December 31			Six Months Ended December 31
	2006	2005	% Change	2006	2005	% Change
Net Sales	$81,640	$73,322	11.3%	$168,307	$144,222	16.7%

Operating Income	$8,283	$6,116	35.4%	$17,052	$11,853	43.9%

Net Income	$5,035	$3,906	28.9%	$10,530	$7,575	39.0%

Earnings Per Share (diluted)	$0.23	$0.19	21.1%	$0.48	$0.37	29.7%

	12/31/06	6/30/06
Working Capital	$85,302	$66,787
Total Assets	$233,821	$224,401
Long-Term Debt	$24,070	$16,571
Shareholders’ Equity	$170,627	$164,985

LSI Industries Inc. Fiscal 2007 Second Quarter Results
January 25, 2007

Second Quarter 2007 Results

Net sales in the second quarter of fiscal 2007 were $81,640,000, an increase of 11% over last year’s second quarter net sales of $73,322,000. Fiscal 2007 second quarter net income of $5,035,000 ($0.23 per share) increased 29% from the $3,906,000 ($0.19 per share) reported last year in the same period. Lighting Segment net sales decreased 4% to $48.0 million, and Graphics Segment net sales increased 30% to $30.6 million. Net sales of the Technology Segment, created as the result of the June 2006 acquisition of SACO Technologies, Inc., a leading developer and producer of solid state LED products, were $3.0 million in the second quarter of fiscal 2007. Earnings per share represent diluted earnings per share.

First Half 2007 Results

Net sales in the first half of fiscal 2007 were $168,307,000, an increase of 17% over last year’s first half net sales of $144,222,000. Fiscal 2007 first half net income of $10,530,000 ($0.48 per share) increased 39% from the $7,575,000 ($0.37 per share) reported last year in the same period. Lighting Segment net sales increased 1% to $99.8 million, and Graphics Segment net sales increased 33% to $60.1 million. Net sales of the Technology Segment were $8.4 million in the first half of fiscal 2007.

Company Comments

Bob Ready, President and Chief Executive Officer, commented, “Operating results for the second quarter were well ahead (11% for sales, 29% for net income, and 21% for diluted earnings per share) of the same period of the prior fiscal year. On an absolute basis, we set records for sales and earnings for any second quarter in the Company’s history even though these results were slightly below “street” estimates. Our January 8th press release regarding the preliminary outlook for the second quarter proved to be slightly conservative as actual net sales were $1.6 million higher, which resulted in diluted per share earnings exceeding the upper level guidance by $0.01 per share.

“Operating results for the first half were slightly below internal expectations due to factors affecting our Lighting business, particularly in the second quarter. Our Graphics and Technology Segment businesses operated above plan for the first half of fiscal 2007. Because of the nature of our large customer re-imaging lighting and graphics programs we often experience quarter-to-quarter variability caused by customer requirements beyond our management control. Of course, it all evens out when looked at over a longer period, but does cause quarterly variations. As stated previously, our business is not driven by a linear expansion of product sales. Rather, we strive to continually build the business such that each new wave of major projects and programs propel our sales and earnings to a higher level. This is simply the nature of our business.

“As we look forward to the second half of fiscal 2007 and fiscal 2008, business is strong and the environment for our lighting, graphics, and technology businesses is positive. We are actively pursuing new opportunities with our recently acquired solid-state LED capability with LSI Saco Technologies. These opportunities include more volume in the rapidly growing outdoor billboard market as well as introducing LED white light fixtures for the niche and general lighting markets. This is in addition to Saco’s already leading positions in the entertainment and sports markets. Solid-state lighting represents a great

LSI Industries Inc. Fiscal 2007 Second Quarter Results
January 25, 2007

opportunity for LSI and is being given the highest priority. Expect to hear more about our plans and developments as they unfold during the next several months.

“With a strong and unlevered balance sheet, we continue to look for additional acquisition opportunities that will be accretive to earnings. Our view of increasing cash dividends, through strong operating cash flow, to enhance shareholder value remains unchanged. Our core operating and growth strategies are working well and, combined with careful control of expenses, are expected to propel sales and earnings to record levels.”

Balance Sheet

The balance sheet at December 31, 2006 included current assets of $122.0 million, current liabilities of $36.7 million and working capital of $85.3 million. The current ratio was 3.33 to 1. The Company has shareholders’ equity of $170.6 million and $24.1 million of long-term debt. The Company has borrowing capacity on its commercial bank facility as of December 31, 2006 of $25.9 million. With continued strong cash flow, a sound and conservatively capitalized balance sheet, and a $50 million credit facility, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Cash Dividend Actions

The Board of Directors declared a regular cash dividend of $0.13 per share payable February 13, 2007 to shareholders of record as of February 6, 2007. This indicated annual rate of $0.52 per share represents an 8% increase over the fiscal 2006 annual rate of $0.48 per share. LSI Industries has paid regular cash dividends since 1989 and has increased its regular indicated cash dividend rate fourteen times during the period.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties. These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses. The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

LSI Industries Inc. Fiscal 2007 Second Quarter Results
January 25, 2007

About the Company

LSI Industries is an Image Solutions company, combining integrated design, manufacturing, and technology to supply its own high quality lighting fixtures and graphics elements for applications in the retail, specialty niche, and commercial markets. The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets. The Graphics Segment provides a vast array of products and services including signage, menu board systems, active digital signage, decorative fixturing, design support, engineering and project management for custom programs for today’s retail environment. The Company’s Technology Segment develops and designs high performance light engines, digital signage and other products using LED lighting technology, including large format LED video screens for the entertainment and sports markets. LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,850 people in fifteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada. The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2007 Second Quarter Results
January 25, 2007

Condensed Income Statements
(in thousands, except per
share data; unaudited)
	Three Months Ended December 31		Six Months Ended December 31
	2006	2005	2006	2005
Net sales	$81,640	$73,322	$168,307	$144,222
Cost of products sold	59,446	54,485	122,991	106,673
Gross profit	22,194	18,837	45,316	37,549

Selling and administrative expenses	13,911	12,721	28,264	25,696

Operating income	8,283	6,116	17,052	11,853

Interest (income) expense, net	387	(86)	658	(172)

Income before income taxes	7,896	6,202	16,394	12,025

Income tax expense	2,861	2,296	5,864	4,450

Net income	$5,035	$3,906	$10,530	$7,575

Earnings per common share

Basic	$0.23	$0.20	$0.49	$0.38
Diluted	$0.23	$0.19	$0.48	$0.37

Weighted average common shares outstanding

Basic	21,666	19,982	21,659	19,944
Diluted	21,938	20,457	21,909	20,403

Condensed Balance Sheets
(in thousands, unaudited)
	December 31, 2006	June 30, 2006
Current Assets	$121,983	$107,088
Property, Plant and Equipment, net	48,006	52,363
Other Assets	63,832	64,950
	$233,821	$224,401

Current Liabilities	$36,681	$40,301
Long-Term Debt	24,070	16,571
Other Long-Term Liabilities	2,443	2,544
Shareholders’ Equity	170,627	164,985
	$233,821	$224,401